UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SP PLUS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2016
SP PLUS CORPORATION

SP PLUS CORPORATION
200 E. Randolph Street, Suite 7700
Chicago Illinois 60601-7702
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 21, 2016
Time:	11:00 a.m., local time
Place:	Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601
Proposals:	1.	To elect nine directors, with the following being the Board’s nominees:
G Marc Baumann
Karen M. Garrison
Paul Halpern
Robert S. Roath
Wyman T. Roberts
Douglas R. Waggoner
Jonathan P. Ward
James A. Wilhelm
Gordon H. Woodward
	2.	To consider an advisory vote on the 2015 compensation of our named executive officers; and
	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.
Record Date:	February 26, 2016
Voting Methods:	Telephone
Internet
Written ballot—Complete and return proxy card in the mail
In person—Attend and vote at the meeting
Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.
The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the meeting.
Only stockholders of record at the close of business on February 26, 2016 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the Board of Directors:

Robert N. Sacks,
Chicago, March 24, 2016	Executive Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholders
Meeting to be Held on April 21, 2016
The Proxy Statement and annual report to stockholders are available at http://www.cstproxy.com/spplus/2016.
YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by signing, dating and returning the enclosed proxy card.

SP PLUS CORPORATION
200 E. Randolph Street, Suite 7700
Chicago, Illinois 60601-7702
PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	7
BOARD MATTERS	7
NOMINEES FOR DIRECTOR	7
NOMINATIONS FOR DIRECTOR	11
Identifying Candidates	11
Board Designees	11
Stockholder Recommendations	12
Criteria for Board Membership	12
OUR CORPORATE GOVERNANCE PRACTICES	13
GENERAL	13
DIRECTOR INDEPENDENCE	13
BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR	13
COMMITTEE RESPONSIBILITIES	14
BOARD’S ROLE IN RISK OVERSIGHT	14
AUDIT COMMITTEE’S ROLE IN RISK OVERSIGHT	14
MANAGEMENT’S ROLE IN RISK OVERSIGHT	15
RISK ASSESSMENT OF COMPENSATION POLICIES AND PRACTICES	15
ATTENDANCE AT ANNUAL MEETINGS	15
FORMAL CLOSED SESSIONS OF OUTSIDE DIRECTORS	15
BOARD COMPENSATION	15
STOCK OWNERSHIP GUIDELINES	15
OUTSIDE ADVISORS	16
CONFLICTS OF INTEREST	16
BOARD EFFECTIVENESS AND DIRECTOR PERFORMANCE REVIEWS	16
SUCCESSION PLANNING	16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INDEPENDENCE	16
RELATED-PARTY TRANSACTION POLICY	16
CODES OF CONDUCT AND ETHICS	17
INSIDER TRADING RESTRICTIONS	17
HEDGING AND PLEDGING POLICY	17
SWAP POLICIES	17
TRANSPARENCY	17
COMMUNICATING WITH OUR BOARD	17
CORPORATE HOTLINE	17
BOARD COMMITTEES AND MEETINGS	18
THE BOARD	18
COMMITTEES OF THE BOARD	18
Audit Committee	18
Compensation Committee	19

Executive Committee	20
Nominating and Corporate Governance Committee	20
EXECUTIVE OFFICERS	21
COMPENSATION DISCUSSION AND ANALYSIS	22
EXECUTIVE SUMMARY	22
Overview	22
Business Performance and Impact on Pay	22
2015 Business Performance	23
Reasonableness of Compensation	23
SAY-ON-PAY ADVISORY VOTE	24
PRIOR SAY-ON-PAY ADVISORY VOTE	24
ROLE OF THE COMPENSATION COMMITTEE	24
ROLE OF MANAGEMENT	24
COMPENSATION OBJECTIVES	24
COMPENSATION STUDY, COMPENSATION PHILOSOPHY AND BENCHMARKING	25
COMPENSATION PROGRAM COMPONENTS	26
Base Salary	26
Management Incentive Compensation Program	27
Long-Term Incentive Plan	27
Perquisites and Personal Benefits	28
Retirement Benefits and Deferred Compensation Opportunities	29
Severance and Other Benefits Upon Termination of Employment or a Change in Control	29
Employment Agreements	29
DETERMINATION OF 2015 COMPENSATION	29
General	29
Compensation of Our Chief Executive Officer	29
Compensation of Our Other Named Executive Officers	30
2015 Bonus Targets, Weighting, Metrics and Awards Tables	30
DETERMINATION OF 2016 COMPENSATION	31
TAX AND ACCOUNTING CONSIDERATIONS	32
RELATIONSHIP BETWEEN COMPENSATION PLANS AND RISK	32
COMPENSATION COMMITTEE REPORT	32
EXECUTIVE COMPENSATION	33
SUMMARY COMPENSATION TABLE	33
GRANTS OF PLAN-BASED AWARDS FOR 2015	34
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015	35
STOCK VESTED DURING 2015	36
EQUITY AWARD MODIFICATIONS AND RE-PRICINGS	36
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS	36
EMPLOYMENT AGREEMENTS	37
Mr. Baumann	37
Messrs. Johnston, Bodenhamer, Hagerman and Warshauer	37
PAYMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	37
Payments to Mr. Baumann	37
Potential Payments to Other Named Executive Officers	38
DIRECTOR COMPENSATION	41
DIRECTOR COMPENSATION DISCLOSURE TABLE	41

NON-EMPLOYEE DIRECTORS' FEES EARNED OR PAID IN CASH	41
NON-EMPLOYEE DIRECTORS STOCK GRANT	41
EQUITY COMPENSATION PLAN INFORMATION	42
TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS	42
SECURITY OWNERSHIP	42
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	42
CHANGE IN CONTROL	44
BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF COMMON STOCK	44
PROPOSAL NO. 2—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	46
PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
AUDIT COMMITTEE DISCLOSURE	48
GENERAL	48
PRINCIPAL ACCOUNTING FEES AND SERVICES	48
PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
AUDIT COMMITTEE REPORT	49
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
INCORPORATION BY REFERENCE	50
Appendix A—SP PLUS CORPORATION RECONCILIATIONS	A-1

GENERAL INFORMATION
We are one of the leading providers of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States, Puerto Rico and Canada. Our services include a comprehensive set of on-site parking management and ground transportation services, which include facility maintenance, security services, training, scheduling and supervising all service personnel as well as providing customer service, marketing, and accounting and revenue control functions necessary to facilitate the operation of our clients’ facilities. We also provide a range of ancillary services such as airport shuttle operations, valet services, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. As of December 31, 2015, we managed approximately 3,900 parking facility locations containing approximately 2.0 million parking spaces in approximately 346 cities, operated 77 parking-related service centers serving 71 airports, operated a fleet of approximately 800 shuttle buses carrying approximately 40.2 million passengers per year, operated 390 valet locations and employed a professional staff of approximately 22,000 people.
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2015, accompanies this Proxy Statement and has been posted on the Internet with this Proxy Statement.
Our main website address is www.spplus.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Senior Executive Officer Stock Ownership Guidelines, Governance Guidelines for the Board of Directors, Code of Business Conduct, Code of Ethics for Certain Executives, Related-Party Transaction Policy, Whistleblower Policy, Anti-Fraud Program, Insider Trading Policy and the charters of each of the Board’s committees. We do not intend for information made available through our website to be part of this Proxy Statement.

You also may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
On October 2, 2012, we completed our acquisition (the “Central Merger”) of Central Parking Corporation (“Central”). We use the terms “SP Plus,” “our company,” “we,” “our” and “us” in this Proxy Statement to refer to SP Plus Corporation and its consolidated subsidiaries, including Central, unless the context otherwise requires.

Why am I receiving these materials?
Our board of directors (the “Board”) is soliciting your proxy for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 21, 2016. Under rules adopted by the SEC, we are now furnishing proxy materials on the Internet at http://www.cstproxy.com/spplus/2016 in addition to mailing paper copies of the materials. These proxy materials are first being and made available via the Internet on or about March 24, 2016, to holders of our common stock, par value $0.001 per share, of record at the close of business on February 26, 2016 (the “Record Date”).
When is the Annual Meeting?
We will hold the Annual Meeting on April 21, 2016 at 11:00 a.m., local time, subject to any adjournments or postponements.
Where will the Annual Meeting be held?
The Annual Meeting will be held at Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois 60601.
What is included in these materials?
These materials include:

•	This Proxy Statement for the Annual Meeting;

•	A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 1, 2016 (the “Annual Report”); and

•	A proxy card and vote instruction form for the Annual Meeting.
Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at SP Plus Corporation, Investor Relations, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, or by email at investor_relations@spplus.com.
Where can I find the 2015 audited financial statements for SP Plus?
The financial statements for our year ended December 31, 2015 are included in our Annual Report, which is available at www.cstproxy.com/spplus/2016 together with this Proxy Statement. You may also access these materials through our main website at www.spplus.com.
What items will be voted on at the Annual Meeting?
Stockholders will vote on three items at the Annual Meeting:

•	The election to our Board of the nine nominees named in this Proxy Statement (Proposal No. 1);

•	A non-binding advisory resolution to approve 2015 executive compensation (Proposal No. 2); and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 3).
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” the approval of the non-binding advisory resolution approving our 2015 executive compensation (Proposal No. 2); and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 3).
Where are our principal executive offices located and what is our main telephone number?
Our headquarters is located at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@spplus.com.
What is our company’s fiscal year?
Our fiscal year is the calendar year beginning on January 1 and ending on December 31.
Who may vote at the Annual Meeting?
Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on February 26, 2016 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 22,328,578 shares of our common stock outstanding, held by 2,751 holders of record.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares of our common stock.
Beneficial Owners. If shares of our common stock are held by a broker, bank or other institution, serving as nominee, on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in “street name”). If you are a beneficial owner but not a stockholder of record, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting methods which the broker or other nominee offers as options.
If I am a stockholder of record of the company’s shares, how do I vote?
Our stockholders may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone—by calling the toll free telephone number (866) 894-0537;

•	By Internet—by visiting www.cstproxyvote.com and following the on-screen instructions; or

•	By Mail—by marking, signing and dating your proxy card and returning it to us in the envelope provided.
In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the Annual Meeting. Additionally, telephone and Internet voting for stockholders will close at 7:00 p.m., Eastern Time, on April 20, 2016.
If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the Annual Meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as our Board recommends with respect to those proposals and in the proxy’s discretion with respect to any other matter that may properly be considered at the Annual Meeting.
What is the quorum requirement for the Annual Meeting?
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present at the Annual Meeting; or

•	Have properly voted on the Internet, by telephone or by submitting a proxy card form by mail.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:

•	Indicated when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Robert N. Sacks and Jerome L. Pate, and each of them, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.
The election of directors (Proposal No. 1) and the non-binding advisory resolution approving our executive compensation (Proposal No. 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1 and No. 2.
What is the voting requirement to approve each of the proposals?
With respect to the election of directors (Proposal No. 1), our bylaws currently provide for a plurality voting standard. Accordingly, under the plurality voting standard, the nine nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to approve, by non-binding vote, executive compensation (Proposal No. 2). Although the advisory vote on Proposal No. 2 is non-binding, as provided by law, our Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required to ratify the accounting firm (Proposal No. 3).
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.
Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our General Counsel at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, a written notice of revocation prior to the Annual Meeting.
As a stockholder do I have dissenters’ or appraisal rights if I object to any of the proposals?
No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to any of the proposals.

Who will serve as the inspector of election?
Morrow & Co., LLC, our proxy solicitor, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.
Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to our management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
We are paying the costs of the solicitation of proxies. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the Annual Meeting and will pay Morrow & Co., LLC an estimated fee of $6,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, Connecticut 06902.
We must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.
In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without any additional compensation, may solicit proxies on our behalf.
How can I attend the Annual Meeting?
Only stockholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. You must present valid identification containing a photograph, such as a driver’s license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the Annual Meeting.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the next annual meeting of stockholders?
Requirements for Stockholder Proposals to Be Considered for Inclusion in our 2017 Proxy Materials. Stockholder proposals to be considered for inclusion in the form of proxy relating to the 2017 annual meeting of stockholders must be received no later than December 4, 2016. In addition, all proposals will need to comply with Rule 14a-8 under the Securities

Exchange Act of 1934 (the “Exchange Act”), which lists requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the company’s General Counsel by mail at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702.
Requirements for Stockholder Proposals to Be Brought Before the Next Annual Meeting of Stockholders and Director Nominations. Notice of any proposal that a stockholder intends to present at the 2017 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders, as well as any director nominations, must be delivered to the company’s General Counsel by mail at 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, not earlier than the close of business on November 23, 2016 and not later than the close of business on December 23, 2016. In addition, the notice must set forth the information required by the company’s bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2017 annual meeting of stockholders.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The first proposal scheduled to be voted on at the Annual Meeting is the election of nine directors. Our Board currently consists of nine members who are elected annually. On December 9, 2015, the Board set the number of directors to be elected at our 2016 Annual Meeting at nine. The Nominating and Corporate Governance Committee of our Board has recommended, and our Board has nominated, G Marc Baumann, Karen M. Garrison, Paul Halpern, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner, Jonathan P. Ward, James A. Wilhelm and Gordon H. Woodward to serve as our directors. If elected, all nominees will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF
THE BOARD’S NINE NOMINEES.
If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD MATTERS
Nominees for Director
On December 9, 2015, the Board fixed the number of directors to be elected at our 2016 Annual Meeting at nine.
In evaluating these director nominees, the Nominating and Corporate Governance Committee has assessed the contribution that the nominee’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. Each of these nominees has a deep understanding of our business and the time, good judgment and integrity to effectively carry out their responsibilities as a director. In addition, each nominee brings decades of leadership experience and an understanding of finance to our company.
The biographies of our nine director nominees as of March 1, 2016 are set forth below.

G Marc Baumann Age: 60

Mr. Baumann has served as our President since March 2014 and as Chief Executive Officer and a director since January 1, 2015. Mr. Baumann served as our Chief Operating Officer from March 2014 through December 2014, Chief Financial Officer and Treasurer from October 2000 to March 2014, President of Urban Operations from October 2012 to March 2014, and Executive Vice President from October 2000 to October 2012. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Baumann’s experience in the parking management industry is a particularly important attribute for a director of our company. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

Karen M. Garrison Age: 67 Board Committees: Audit, Compensation, Executive, Nominating and Corporate Governance (Chair)

Ms. Garrison has served as a director since June 2004 and as our lead independent director since August 2015. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes and its subsidiary, the Dictaphone Corporation, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also lead independent director, chair of the corporate governance committee and a member of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare Corporation and is a member of Tenet’s executive committee; nominating and corporate governance committee; and quality, compliance & ethics committee. Ms. Garrison is also chair of the board of advisors of the Unger Enterprises, Inc. and a member of its finance committee. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Ms. Garrison’s experience in the service industry is a particularly important attribute for a director of our company. She received her B.S. degree in Accounting from Rollins College and her M.B.A. degree from the Florida Institute of Technology.

Paul Halpern Age: 54 Board Committee: Audit

Mr. Halpern became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He is currently the chief investment officer of Versa Capital Management, LLC, a private investment firm based in Philadelphia and an affiliate of certain company stockholders. Mr. Halpern has served Versa Capital Management, LLC and its predecessors in various capacities since 1995, including as a member of Versa Capital Management, LLC’s investment and management committees. Prior to joining Versa Capital Management LLC, Mr. Halpern was the executive vice president, general counsel and secretary of Consolidated Vision Group. Mr. Halpern is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Halpern’s legal expertise and experience as a director of a large parking management company are particularly important attributes for a director of our company. Mr. Halpern earned his B.A. from Reed College and his J.D. from Stanford Law School.

Robert S. Roath Age: 73 Board Committees: Audit (Chair), Compensation (Chair), Executive, Nominating and Corporate Governance

Mr. Roath has served as a director since June 2004, the Chair of our compensation committee since April 2010 and as Chair of the audit committee since January 1, 2015. Mr. Roath served as Chairman of the Board from October 2009 through December 31, 2014. He was chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, from May 1997 to October 2013. Mr. Roath retired as chief financial officer of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital, Inc. since May 1997 and is a member of the executive committee and the finance committee. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Roath’s experience in strategy and finance is a particularly important attribute for a director of our company. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966 and completed the Amos Tuck Executive Development program in 1980.

Wyman T. Roberts Age: 56 Board Committee: Compensation

Mr. Roberts has served as a director since April 2015. He currently serves as president and chief executive officer of Brinker International, Inc., a position he has held since January 2013. Mr. Roberts also serves as a director of Brinker, a position he has held since February 2013. Mr. Roberts also currently serves as president of Chili’s Grill & Bar, a position he has held since November 2009. He served as senior vice president of Brinker and Maggiano’s Little Italy president from August 2005 to November 2009, and also served as Brinker’s, Maggiano’s and Chili’s chief marketing officer from March 2009 to November 2009. He served as executive vice president and chief marketing officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. From 1984 to December 2000, Mr. Roberts was employed by Darden Restaurants, Inc., where he most recently served as executive vice president, marketing. He is a member of the Brigham Young University School of Management Advisory Council. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Roberts’ understanding of technology-based marketing and experience managing a large workforce are particularly important attributes for a director of our company. Mr. Roberts has a Bachelor’s degree in Finance and an MBA from Brigham Young University.

Douglas R. Waggoner Age: 56 Board Committee: Nominating and Corporate Governance

Mr. Waggoner has served as a director since April 2015. He has served as chief executive officer of Echo Global Logistics, Inc., a provider of a wide range of transportation and logistics services, since December 2006, he has been a board member of that company since February 2008, and he was named its chairman of the board in June 2015. Prior to joining Echo, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as chief executive officer of USF Bestway, and from January 2002 to April 2004 he served as senior vice president of strategic marketing for USF Corporation. Mr. Waggoner served as president and chief operating officer of Daylight Transport from April 1999 to January 2002, executive vice president from October 1998 to April 1999, and chief information officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before becoming vice president of customer service. He also serves as chairman of the Supply Chain Innovation Network of Chicago, a non-profit organization that connects supply chain practitioners in the private sector with political and governmental leaders to address items associated with supply chain infrastructure and workforce issues. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Waggoner’s software development experience and leadership in the transportation and logistics industry are particularly important attributes for a director of our company. Mr. Waggoner holds a Bachelor’s degree in Economics from San Diego State University.

Jonathan P. Ward Age: 61 Board Committee: Compensation

Mr. Ward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from July 2009 through September 2012. He has served as an operating partner of Kohlberg & Co., LLC, a private investment firm, since July 2009. From November 2006 to June 2009, Mr. Ward served as a managing director and chairman of the Chicago office of Lazard Frères & Co. Previously, Mr. Ward served as the president, chief executive officer and chairman of The ServiceMaster Company from 2001 to 2006. From 1997 to January 2001, Mr. Ward was president and chief operating officer of R.R. Donnelley & Sons Company. Mr. Ward was elected to the board of directors of Sara Lee Corporation in 2005, and then The Hillshire Brands Company until it was acquired in August 2014. He also has served as a director of KAR Auction Services, Inc. from December 2009 to June 2014. Mr. Ward has served as a director of Hub Group, Inc. since January 2012 and is a member of the audit committee, compensation committee and nominating and corporate governance committee. He also is a director of various privately held companies. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Ward’s experience in various service industries and his public company board experience are particularly important attributes for a director of our company. Mr. Ward earned his B.S. in Chemical Engineering from the University of New Hampshire and has completed the Harvard Business School Advanced Management Program.

James A. Wilhelm Age: 62 Chairman of the Board Committee: Executive (Chair)

Mr. Wilhelm has served as a director since October 2001 and as Chairman of the Board since January 1, 2015. He served as our President from September 2000 to March 2014 and as our Chief Executive Officer from October 2001 to December 31, 2015. Mr. Wilhelm served as Executive Vice President—Operations from March 1998 to September 1999, and he served as our Senior Executive Vice President and Chief Operations Officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of SP Plus Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Wilhelm’s experience in the parking management industry is a particularly important attribute for a director of our company. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Gordon H. Woodward Age: 47 Committee: Nominating and Corporate Governance
Mr. Woodward became a director in October 2012 in connection with the Central Merger. He served as a director of Central and its parent company from May 2007 through September 2012. He has been the chief investment officer of Kohlberg & Co., LLC, a private investment firm, since 2010, and has served Kohlberg & Co., LLC in various other capacities since 1996. Prior to joining Kohlberg & Co., LLC, Mr. Woodward was with James D. Wolfensohn Incorporated. He is also a director of various privately held companies. In addition to the qualifications described in the introductory paragraph of this section, our Board believes that Mr. Woodward’s financial expertise and extensive experience as a director are particularly important attributes for a director of our company. Mr. Woodward received his A.B. from Harvard College.

Nominations for Director
Identifying Candidates
In evaluating candidates for Board membership, the Nominating and Corporate Governance Committee has assessed the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of our Board.
The Nominating and Corporate Governance Committee charter provides that this committee should consider candidates for our Board who are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.
All of our Board’s independent director nominees at the Annual Meeting who are not Board Designees, as described below, have been identified with the assistance of a professional search firm specializing in this type of work.
Board Designees
As a condition to the closing of the Central Merger, we took actions to increase the size of our Board and appointed three individuals designated (the “Board Designees”) by an affiliate of Central on behalf of former stockholders (the “Central Representative”) to fill those vacancies. Our Board is contractually required to nominate the Board Designees for election to our Board, to recommend unanimously that our stockholders vote in favor of their election to our Board, and to solicit proxies in favor of the election of the Board Designees.

Subject to certain conditions, the Central Representative will continue to be entitled to designate the following number of Board Designees:

•	three, so long as the former Central stockholders collectively own greater than or equal to 5,444,678 shares of our common stock;

•	two, so long as the former Central stockholders collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

•	one, so long as the former Central stockholders collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

•	none, if the former Central stockholders collectively own less than 2,177,871 shares of our common stock.
The Central Representative has designated Paul Halpern, Jonathan P. Ward and Gordon H. Woodward for appointment to our Board. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board appointed Messrs. Halpern, Ward and Woodward to our Board in October 2012 and our stockholders elected them as directors at each of our subsequent annual meetings. Our Board has nominated these Board Designees to continue serving as our directors.
Stockholder Recommendations
If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating and Corporate Governance Committee, c/o SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702, Attention: General Counsel and Secretary.
Criteria for Board Membership
The Nominating and Corporate Governance Committee has established certain minimum qualification criteria for our director nominees, including:

•	The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the stockholders;

•	An inquisitive and objective perspective and mature judgment;

•	Sufficient time available to fulfill all Board and committee responsibilities;

•	Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our activities; and

•	Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.
When recommending to the full Board the slate of directors nominated for the election at the annual meeting of stockholders, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating and Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

OUR CORPORATE GOVERNANCE PRACTICES
General
Our business is managed by our employees under the direction and oversight of our Board. Except for Mr. Baumann, none of our directors is currently an employee of our company. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the principal Board committees and our Codes of Business Conduct and Ethics, provide the framework for the governance of our company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, our Code of Business Conduct, Code of Ethics and other corporate governance documents may be found on our Investor Relations page at www.spplus.com. Information contained on our website is not part of this Proxy Statement. Our Board regularly reviews corporate governance developments and modifies these policies as warranted.
We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, our Board has adopted a set of Corporate Governance Guidelines to set a framework within which our Board will conduct its business. The Corporate Governance Guidelines are summarized below along with certain other of our governance practices.
Director Independence
The rules of The NASDAQ Stock Market LLC (“NASDAQ”) require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under NASDAQ listing standards and our Corporate Governance Guidelines, and whether members of our Audit Committee and Compensation Committee satisfy additional SEC and NASDAQ independence requirements. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.
Our Board has determined that each of the following directors is independent under the applicable NASDAQ listing and under our Corporate Governance Guidelines: Karen M. Garrison, Paul Halpern, Robert S. Roath, Wyman T. Roberts, Douglas R. Waggoner and Jonathan P. Ward. Our Board determined that Mr. Baumann is not considered independent because he is our President and Chief Executive Officer and Mr. Wilhelm is not considered independent because he was employed by our company within the last three years.
The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Lead Independent Director and our Corporate Secretary of any change in his or her principal occupation or status as a member of the Board of any other public company, or any change in circumstance that may cause his or her status as an independent director to change. One of the three members of our Executive Committee, Mr. Wilhelm, is not an independent director.
Board Leadership Structure and Lead Independent Director
In accordance with our by-laws, our Board elects our Chairman and our Chief Executive Officer, or CEO. Our Corporate Governance Guidelines do not require that the roles of Chairman and CEO be held by separate individuals, giving the Board flexibility to make a determination when it elects a new Chairman or CEO. Mr. Wilhelm currently serves as our Chairman and Mr. Baumann currently serves as our CEO. The Board believes that the separation of the offices of the

Chairman and CEO is appropriate at present as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.
Our independent directors have also designated a Lead Independent Director. Ms. Garrison is currently the Lead Independent Director, having been appointed to an initial term beginning in August 2015 that will expire following our 2016 Annual Meeting. If Ms. Garrison is elected as a director at the Annual Meeting, her role as Lead Independent Director will continue until the 2017 annual meeting of stockholders. The Lead Independent Director’s roles and responsibilities are detailed in the Corporate Governance Guidelines and include:

•	Coordinating with the CEO and Chairman to develop meeting agenda and approving final meeting agenda, ensuring there is sufficient time to discuss all agenda items;

•	Coordinating with the CEO and Chairman on the materials sent to the Board, including but not limited to the scope, quality and timeliness of the information, and approving final meeting materials;

•	Calling closed sessions of the independent directors;

•	Chairing closed sessions of the independent directors;

•	Leading Board meetings in the absence of the Chairman;

•	If requested by major stockholders, ensuring that she is available for consultation and direct communication; and

•	Leading the annual Board self-assessment, including acting on director feedback as needed.

In addition, the Lead Independent Director, who is also currently the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.
Committee Responsibilities
Board committees help our Board run effectively and efficiently, but do not replace the oversight of our Board as a whole. There are currently four principal Board committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance meet regularly; the Executive Committee meets on an as-needed basis. Each committee has a written charter that has been approved by our Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, financial, legal and regulatory, operational, and other risks, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed.
Audit Committee’s Role in Risk Oversight
While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing our business. The Audit Committee’s charter provides that it will discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor, and actively manage such exposures. The Audit Committee reviews with our Director of Internal Audit significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies.
Management’s Role in Risk Oversight
Our Director of Internal Audit, or DIA, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The DIA reports directly to the Audit Committee. The DIA facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the DIA periodically assesses the major risks facing the company and coordinates with the executives responsible for such risks through the risk governance process. The DIA periodically reviews with the Audit Committee the major risks facing the company and the steps management has taken to detect, monitor, and manage those risks within the agreed risk tolerance. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and progress towards agreed mitigation goals.
In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process, and the Nominating and Corporate Governance Committee reviews the risks associated with our overall corporate governance.
Risk Assessment of Compensation Policies and Practices
We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This analysis was presented to the Audit Committee and the Compensation Committee, both of which agreed with this conclusion.
Attendance at Annual Meetings
All directors are expected to attend our annual meeting of stockholders unless a Board meeting is not scheduled immediately following the annual meeting of stockholders. All of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2015, attended this meeting.
Formal Closed Sessions of Outside Directors
As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The Lead Independent Director leads such discussions.
Board Compensation
Board compensation is determined by the Compensation Committee, and consists of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Director Compensation” below.
Stock Ownership Guidelines
In March 2011 our Board adopted stock ownership guidelines to better align the interests of our directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our directors are required to achieve ownership of SP Plus common stock valued at three times their annual retainer paid to directors within three years of joining our Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. The Board Designees have been exempted from this requirement.
Effective January 2007, in connection with the implementation of the new performance restricted stock plan for our senior executive officers, our Board adopted stock ownership guidelines to align the interest of its key executives with the interest of our stockholders. Subject to limited exceptions, these guidelines require our key executives to maintain ownership of at least sixty percent (60%) of the “net” shares they acquire from the exercise of stock options or the vesting of restricted stock or restricted stock units granted under our Long-Term Incentive Plan after January 2007. “Net” shares are deemed to be those shares that remain after any acquired shares are sold or netted to pay (if applicable) any associated withholding taxes.

A more detailed summary of our stock ownership guidelines can be found through our Investor Relations page at www.spplus.com. The ownership levels of our executive officers and directors as of March 1, 2016 are set forth in the section entitled “Security Ownership—Beneficial Ownership of Directors and Executive Officers” below.
Outside Advisors
Our Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. Our Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either our Board’s or management’s consent to retain outside advisors.
Conflicts of Interest
We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. Our Corporate Governance Guidelines prohibit directors from serving on the board, or in a senior executive role, of another company that would create a significant conflict of interest. In order to better protect our stockholders and us, we regularly review our Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics and related policies to ensure that they provide clear guidance to our directors, executives, and employees. In addition, on an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.
Board Effectiveness and Director Performance Reviews
It is important that the Board and its committees are performing effectively and in the best interests of the company and our stockholders. The Board performs an annual self-assessment, led by the Lead Independent Director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Lead Independent Director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.
Succession Planning
Our Board recognizes the importance of effective executive leadership to our success, and we review succession plans for our senior leadership positions at least annually. As part of this process, our Board reviews and discusses the capabilities of our senior leadership, as well as succession planning and potential successors for members of our executive staff, including the CEO. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The Board has also developed a set of guiding principles relating to Board membership, including the addition of directors with highly relevant professional experience.
Independent Registered Public Accounting Firm Independence
We have taken a number of steps to ensure continued independence of our outside independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee, and we limit the use of our independent registered public accounting firm for non-audit services. The fees for services provided by our independent registered public accounting firm in 2015 and 2014 and our policy on pre-approval of non-audit services are described under “Proposal No. 3—Ratification of Independent Registered Public Accounting Firm” below.
Related-Party Transaction Policy
As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. In addition, our Board has adopted a formal policy for related-party transactions that requires the Audit Committee to review all transactions between our company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is available on the Investor Relations portion of our website.

Codes of Conduct and Ethics
We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. In addition, we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.spplus.com. These codes are available on the Investor Relations portion of our website and copies will be provided to you without charge upon request to investor_relations@spplus.com.
Insider Trading Restrictions
Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in our securities by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate SP Plus personnel.
Hedging and Pledging Policy
Our insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging SP Plus common stock as collateral for any loans.
Swap Policies
Our swap policy provides that we shall only enter into derivative instruments for the purpose of cash flow hedging through interest rate swap transactions, and we shall not enter into interest rate swaps for speculative purposes. This policy provides that we may rely on the so-called “end-user exception” created by Commodity Futures Trading Commission (“CFTC”) and enter into uncleared swaps as opposed to cleared swaps. We recognize that there are certain risks associated with interest rate swap transactions that we will consider prior to entering into each transaction. Finally, we make every reasonable effort to comply with regulatory requirements imposed at the State and Federal level, including the Dodd-Frank Act and related CFTC regulations that define business conduct among participants in swap transactions.
Transparency
We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our Investor Relations page at www.spplus.com.
Communicating with our Board
Our Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702. All appropriate communications and concerns will be forwarded to our Lead Independent Director or our independent directors as a group, as applicable.
Corporate Hotline
We have established a corporate hotline and an internal web-based reporting application to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern. A copy of our whistleblower policy is set forth on the Investor Relations section of our website.

BOARD COMMITTEES AND MEETINGS
The Board
Our Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with our management team and operations as a basis for discharging their oversight responsibilities. All directors serving on our Board immediately prior to our last annual meeting of stockholders attended the 2015 annual meeting of stockholders. During 2015 our Board held eight meetings, three of which were held by teleconference. Directors who served during 2015 attended 100% of our Board meetings, except Paul Halpern who missed one meeting.
Committees of the Board
In 2015 our Board had four standing committees to facilitate and assist our Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.
Audit Committee
The Audit Committee has three members: Karen M. Garrison, Paul Halpern and Robert S. Roath, who serves as Chair. Our Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC (“NASDAQ”), and that Ms. Garrison and Messrs. Halpern and Roath each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. We limit the number of public-company audit committees on which any Audit Committee member may serve to three. Ms. Garrison serves on the audit committee of Tenet Healthcare. Our Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.
The Audit Committee’s primary duties and responsibilities are to:

•
meet with our independent registered public accounting firm to review the results of the annual audit and to discuss our financial statements, including the independent registered public accounting firm’s judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;

•	meet with our independent registered public accounting firm to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;

•	recommend to our Board the independent registered public accounting firm to be retained by us;

•	oversee the independence of the independent registered public accounting firm;

•	evaluate the independent registered public accounting firm’s performance;

•	review and approve the fees of the independent registered public accounting firm;

•
receive and consider the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs;

•	approve the Audit Committee Report for inclusion in our proxy statement;

•	approve audit and non-audit services provided to us by our independent registered public accounting firm;

•	consider conflicts of interest and review all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds;

•
meet with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to our company; and

•	review and approve our policies and decisions about using and entering into swaps.
A complete description of the Audit Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Audit Committee held six meetings in 2015, four of which were held by teleconference. Directors who served on the Audit Committee during 2015 attended 100% of the meetings held during their tenure.
Compensation Committee
The Compensation Committee consists of four directors: Karen M. Garrison, Robert S. Roath, who serves as Chair, Wyman T. Roberts and Jonathan P. Ward. Our Board has determined that all members of this committee are independent. The Compensation Committee’s primary duties and responsibilities are to:

•	review and discuss with management the Compensation Discussion and Analysis section of the proxy statement;

•
assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a reasonable cost;

•
act on behalf of our Board in setting executive compensation policy, administer compensation plans approved by our Board and stockholders, and make decisions or develop recommendations for our Board with respect to the compensation of key executives;

•
review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

•
review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation; evaluate the Chief Executive Officer’s and other key executives’ compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the Chief Executive Officer or other executives in past years;

•
review compensation policies and practices applicable to all employees as they relate to risk management and determine whether the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect;

•	approve all compensation consultant engagement fees and terms, including engagements with compensation consultants involving services in addition to executive and director compensation; and

•	prepare a report to be included in our proxy statement and provide other regular reports to our Board.
A complete description of the Compensation Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Compensation Committee held three meetings in 2015, one of which was held by teleconference. Directors who served on the Compensation Committee during 2015 attended 100% of the meetings held during their tenure.

Compensation Committee Interlocks and Insider Participation. During 2015, none of the members of the Compensation Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Board or the Compensation Committee. Accordingly, the Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.
In addition, no two directors serve together on both the SP Plus Board and any other public company boards or any committee thereof.
Executive Committee
The Executive Committee consists of three directors: Karen M. Garrison, Robert S. Roath and James A. Wilhelm, who serves as Chair. Our Board has determined that all members of this committee are independent, except for Mr. Wilhelm. The Executive Committee’s primary duties and responsibilities include:

•	exercising some or all powers of our Board between regularly scheduled meetings;

•	conducting the evaluation of the performance of the Chief Executive Officer, reviewing his compensation and making recommendations regarding changes in compensation to the Compensation Committee;

•	serving as a sounding board for management on emerging issues, problems and initiatives; and

•	reporting to our Board at the Board’s next meeting on any official actions it has taken.
Notwithstanding the foregoing, the Executive Committee does not have the powers of our Board for:

•	those matters which are expressly delegated to another committee of our Board;

•	matters which, under the General Corporation Law of Delaware (“DGCL”), our Certificate of Incorporation (the “Certificate”) or By-Laws cannot be delegated by our Board to a committee;

•	approving or adopting, or commending to the stockholders, any action or matter expressly required by the DGCL or the Certificate to be submitted to the stockholders;

•	adopting, amending or repealing any of our By-Laws;

•	electing officers or filling vacancies on our Board or any committee of our Board; and

•	declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by our Board), or such other powers as our Board may from time to time eliminate.
A complete description of the Executive Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Executive Committee held three meetings in 2015, all of which were held by teleconference. Directors who served on the Executive Committee during 2015 attended 100% of the meetings held during their tenure.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of four directors: Karen M. Garrison, who serves as Chair, Robert S. Roath, Douglas R. Waggoner and Gordon H. Woodward. Our Board has determined that all members of this committee are independent. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating and Corporate Governance Committee’s primary duties and responsibilities are to:

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have general responsibility for Board selection, including the identification of qualified candidates for Board membership, taking into account gender and age diversity as well as diversity of professional experience, education and other individual qualities and attributes that will contribute to Board heterogeneity;

•	recommend to our Board the directors to serve on each committee of our Board;

•	develop and recommend to our Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to our Board for its approval;

•	approve all director search firm engagement fees and terms; and

•	prepare a report to be included in our proxy statement and provide reports to our Board.
A complete description of the Nominating and Corporate Governance Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our main website, accessible through our Investor Relations page at www.spplus.com.
The Nominating and Corporate Governance Committee held five meetings in 2015, one of which was held by teleconference. Each of the directors who served on the Nominating and Corporate Governance Committee during 2015 attended 100% of the meetings held during their tenure.
EXECUTIVE OFFICERS
The table below sets forth certain information as of March 1, 2016 regarding our executive officers that are not identified in the table under “Board and Corporate Governance Matters—Nominees for Director.”

Name	Age	Position
William H. Bodenhamer, Jr.	63	Executive Vice President, Operations
Hector O. Chevalier	52	Executive Vice President, Operations
Thomas L. Hagerman	55	Executive Vice President; Chief Business Development Officer
Vance C. Johnston	46	Executive Vice President; Chief Financial Officer; Treasurer
Gerard M. Klaisle	62	Executive Vice President; Chief Administrative Officer
John Ricchiuto	59	Executive Vice President, Operations
Robert N. Sacks	63	Executive Vice President; General Counsel; Secretary
Robert M. Toy	59	Executive Vice President; President of Urban Operations
William H. Bodenhamer, Jr. has served as Executive Vice President, Operations since October 2012 in connection with the Central Merger. Mr. Bodenhamer is also the president and chief executive officer of USA Parking System, Inc., our subsidiary that provides valet management services to luxury hotels and resorts, since December 1980. Prior to joining our company, Mr. Bodenhamer served as executive vice president of Central Parking Corporation from October 2001 to October 2012. Mr. Bodenhamer serves on numerous committees and boards in various roles, including the American Automobile Association, Auto Club Group, chairman of Public and Governmental Affairs & Marketing Committee, and the Fort Lauderdale Downtown Development Authority. Mr. Bodenhamer attended East Carolina University from 1970 to 1974 where he served as the president of the student body and as a member of board of trustees from 2003 to 2011.
Hector O. Chevalier has served as Executive Vice President, Operations since July 2014. He served as our Senior Vice President for the greater New York metropolitan area from October 2012 following the Central Merger through June 2014. Prior to joining our company, he worked for Central Parking in a variety of capacities beginning in November 1997, including regional manager from December 2003 to October 2005, regional vice president from October 2005 to August 2007 and then as senior vice president for the greater New York Metropolitan Area beginning in August 2007. Mr. Chevalier began working in the parking business as a parking attendant with Kinney Systems Inc., eventually becoming regional vice president until Central Parking acquired the parent company of Kinney Systems in November 1997. Mr. Chevalier earned his degree in Military Leadership, Strategy and Law at Academia Militar 2 de Marzo in the Dominican Republic in 1986.
Thomas L. Hagerman has served as Executive Vice President and Chief Business Development Officer since October 2012. He served as Executive Vice President and Chief Operating Officer from October 2007 to October 2012. He also served as Executive Vice President of Operations from July 2004 through September 2007, and as a Senior Vice President from March 1998 through June 2004. In addition, Mr. Hagerman serves on the board of directors of The Ronald

McDonald House of Central Ohio. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.
Vance C. Johnston has served as Executive Vice President, Chief Financial Officer and Treasurer since March 2014. Prior to joining our company, Mr. Johnston held various positions with Furniture Brands International, Inc. since May 2010, including chief financial officer from May 2012 to December 2013, and he was chief financial officer of Furniture Brands when it filed for protection under Chapter 11 of the bankruptcy code on September 9, 2012. Prior to Furniture Brands, he was chief financial officer for Miami Jewish Health Systems from March 2009 through March 2010, and vice president, corporate strategy at Royal Caribbean Cruises, Ltd. from December 2005 through August 2009. Mr. Johnston has also held various positions in strategy, finance and operations with OfficeMax, Inc. from 2002 to 2005 and Burger King Corp. from 2001 to 2002. He began his career at KPMG and is a Certified Public Accountant. Mr. Johnston holds a B.S. degree from University of San Diego and an MBA degree from the University of Chicago’s Booth School of Management.
Gerard M. Klaisle has served as Executive Vice President since February 2010 and as Chief Administrative Officer since January 2015. He served as our Chief Human Resource Officer from February 2010 through December 2014 and Senior Vice President—Human Resources from April 2005 through January 2010. Prior to joining our company, Mr. Klaisle was senior vice president of human resources for USF Corporation, a trucking and logistics company, from April 2001 through December 2004. Prior to joining USF Corporation, Mr. Klaisle served 18 years with Midas, Inc. where he rose from director of labor relations to senior vice president, human resources. Mr. Klaisle earned a B.S. degree from LeMoyne College in 1975 and his M.B.A. from Loyola University in Chicago in 1979.
John Ricchiuto has served as Executive Vice President, Operations since December 2002. Mr. Ricchiuto joined SP Plus in 1980 as a management trainee. He served as Vice President—Airport Properties Central from 1993 until 1994, and as Senior Vice President—Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.
Robert N. Sacks has served as Executive Vice President, General Counsel and Secretary since March 1998. Mr. Sacks joined SP Plus in 1988, and served as General Counsel and Secretary since 1988, as Vice President, Secretary, and General Counsel from 1989, and as Senior Vice President, Secretary and General Counsel from 1997 to March 1998. Mr. Sacks became a director of the USO of Illinois in 2012 and secretary in 2015. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.
Robert M. Toy has served as Executive Vice President since October 2012 and as President of Urban Operations since January 2016. Prior to joining our company, Mr. Toy served as senior vice president of field operations of Central Parking Corporation from 2010 to October 2012, and in other capacities since 1999. He began his career with Central as executive vice president of USA Parking System, Inc. Mr. Toy attended the University of Kentucky from 1974 to 1978 where he majored in Business Administration.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Overview
Our compensation program is designed to reward employees for producing sustainable growth for our stockholders and to attract, motivate and retain the top talent in the industry. Like most companies, we use a combination of fixed and variable compensation programs to help align the interests of our executives with our stockholders. This “pay-for-performance” philosophy forms the foundation of our Compensation Committee’s decisions regarding compensation. Underlying these decisions is the Compensation Committee’s belief that the labor market for the type of talent we require is limited, and that our executives are among the most capable and highest performing in the industry.
Business Performance and Impact on Pay
The compensation realized by our executives is closely related to our business performance. The impact of such business performance upon pay actually realized by our Chief Executive Officer is described below to help our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.
2015 Business Performance
Our company experienced solid operating performance during 2015.

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We achieved adjusted earnings per share of $0.98 as compared to $0.75 in 2014, an increase of 31% (reported earnings per share was $0.77 and $1.03 for the year ended December 31, 2015 and 2014, respectively; see the adjusted earnings per share reconciliation in Appendix A for reconciliation of non-GAAP measures, which is incorporated into this CD&A).

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We generated $36.9 million of adjusted free cash flow, which exceeded the guidance range (see the adjusted free cash flow reconciliation in Appendix A for reconciliation of non-GAAP measures, which is incorporated into this CD&A).

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Adjusted gross profit, which excludes non-routine structural and other repair costs as well as the impact of asset sales or dispositions from both years, was up $3.6 million or 2% over last year (reported gross profit was $170.1 million and $171.3 million for the year ended December 31, 2015 and 2014, respectively; see the Adjusted Gross Profit reconciliation in Appendix A for reconciliation of non-GAAP measures, which is incorporated into this CD&A).

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Adjusted general and administrative expenses were $89.8 million, a $1.4 million decrease as compared to 2014 on the same basis. (reported general and administrative expenses was $97.3 million and $101.5 million for the year ended December 31, 2015 and 2014, respectively; see the Adjusted G&A reconciliation in Appendix A for reconciliation of non-GAAP measures, which is incorporated into this CD&A).

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Resulting adjusted EBITDA increased 7% to $82.5 million as compared with $76.9 million on the same basis for fiscal 2014 (see the Adjusted EBITDA reconciliation in Appendix A for reconciliation of non-GAAP measures, which is incorporated into this CD&A).

Our performance was thus reflected in the following elements of compensation earned or awarded to executives in 2015:

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Our annual bonus plan primarily rewards a combination of budget attainment and year-over-year growth in Company Adjusted EBITDA (see the Company Adjusted EBITDA reconciliation in Appendix A for reconciliation of non-GAAP measures, which is included into this CD&A), and the annual bonus awards paid an average of 63.4% of the target for our named executive officers. While our 2015 operating results were strong, we fell short of our aggressive Company Adjusted EBITDA targets that we set for ourselves, which thus resulted in a bonus payout below target levels.

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Each named executive officer retained a significant amount of compensation tied to the performance of our stock, through a performance-based incentive program under our Long-Term Incentive Plan that began in 2014 (the “Performance Share Program”), whereby our company will issue performance share units to named executive officers and others that represent shares potentially issuable in the future, as well as previous grants and required stock holdings.

Reasonableness of Compensation
We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a “pay-for-performance” culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries may be adjusted to provide market-based increases, and our executives’ true upside potential has been provided through bonuses and stock-based award opportunities available under our annual cash and long-term incentive plans. After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation arrangements are reasonable and appropriate given our overall performance, market for talent, executive retention and business strategy.

Say-on-Pay Advisory Vote
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a).
This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program and policies. At our annual meeting of stockholders in 2011, our stockholders approved a proposal to hold a stockholder advisory vote on executive compensation every year. We will hold an advisory vote every year until the next stockholder vote on the frequency of the advisory vote, which we expect will occur on or before our 2017 annual meeting of stockholders.
Prior Say-on-Pay Vote
Our Board values our stockholders’ feedback and pays careful attention to communications from our stockholders regarding our executive compensation practices. Our executive compensation program is designed to pay for performance and to align the long-term interests of our named executive officers and other members of our management team with the long-term interests of our stockholders, as discussed in more detail throughout this Proxy Statement. We believe these design and alignment principles help to ensure an appropriate balance between risk and reward; while our incentive compensation arrangements do not encourage employees to take unnecessary or excessive risks, our employees are rewarded for executing on our financial and strategic objectives. Further, the Compensation Committee and the Board of Directors believe that the compensation policies and procedures articulated in this Proxy Statement are effective in furthering our achievement of short-term and long-term business goals, and that the compensation of our named executive officers reported in this Proxy Statement, which is structured to motivate superior individual performance, has supported and contributed to our success.
At our last annual meeting, our advisory vote to approve named executive officer 2014 compensation received the strong support of our stockholders (approximately 94.7% of the shares represented in person or by proxy and entitled to vote). Based on the results of last year’s Say-on-Pay vote as well as feedback we received from key stockholders, our Compensation Committee determined to keep the structure of our executive compensation program for 2015 substantially similar to the structure of the executive compensation program for 2014, including the Performance Share Program described below. As we continue to refine our compensation program, policies and practices going forward, we will continue to consider stockholder feedback.
Role of the Compensation Committee
Our Compensation Committee has administered our executive compensation program since this committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee’s overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers. Our Compensation Committee has engaged Willis Towers Watson as a consultant to assist it in addressing and discharging its duties and obligations. As required by the SEC, the Compensation Committee has determined Willis Towers Watson has no conflicts of interest and is independent.
Role of Management
Our Chief Executive Officer and Chief Administrative Officer regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel, as well as from the Compensation Committee’s compensation consultant. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chief Executive Officer himself. Our Board decides the compensation of our Chief Executive Officer.
Compensation Objectives
Our overall compensation philosophy continues to be governed by three fundamental objectives: (1) attracting and retaining qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivating performance to achieve specific strategic and operating objectives of our company; and (3) aligning executives’ interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary; an annual bonus opportunity in the form of the Management Incentive Compensation Program; long-term incentive compensation (in the form of the Performance Share Program); perquisites and personal benefits; severance protection for certain terminations of the named executive officers’ employment; and other post-termination benefits payable upon retirement, death or disability.
We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
• Base Salary
• Annual Bonus / Management Incentive Compensation Program
• Perquisites and Personal Benefits
Long-Term
• Performance Share Program
• Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
• Annual Bonus / Management Incentive Compensation Program
Long-Term
• Performance Share Program
Align named executive officers’ and stockholders’ long-term interests	Long-Term
• Performance Share Program

The Compensation Committee reviews the executive compensation program and named executive officer compensation on an annual basis. The use and relative contribution of each compensation element is based on a discretionary determination by the Compensation Committee of the importance of each compensation element in supporting our financial and strategic objectives, after taking into consideration the recommendations of our Chief Executive Officer.
As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on company performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with some amount of predictable compensation that rewards the executive’s continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.
Our annual bonus opportunity is primarily intended to motivate named executive officers’ performance to achieve specific strategies and operating objectives, although we also believe annual bonuses help us attract and retain executives. Each named executive officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period.
The Performance Share Program, along with the legacy Transaction Restricted Stock Units grants, Career Restricted Stock Unit Grants, and one time hiring/promotion related restricted stock unit grants are primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests and motivate excellent business performance. In addition, these forms of compensation help us attract and retain executives.

Compensation Study, Compensation Philosophy and Benchmarking
As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short- and long-term basis, at responsible levels that are consistent with our cost-conscious culture. At the same time, this committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.
As the independent consultant to the Compensation Committee, Willis Towers Watson periodically conducts market-based assessments as to the competitiveness of our officers’ total pay opportunities. Over several years, these competitive analyses have generally found, for both the named executive officers and broader management team, the following:
Our cash compensation (base and target bonus) is competitive with market norms with three named executive officers falling above market median.
Annualized long-term incentive compensation is generally below market median for all named executives.
Total direct compensation levels (both actual and target) vary in competitiveness from individual to individual. Two out of five named executive officers, our CEO and CFO, are positioned below the market median, largely due to the lower annualized long-term incentive values. Three named executive officers were positioned between market median and the 75th percentile.
We continue to use published survey data as a broad indicator of market performance, but we do not benchmark against specific companies through a “peer group” or within such surveys. We operate in a large and fragmented industry with no direct public competitors. Accordingly, we do not use data that are specific to any company within the surveys. These surveys represent a broad group of general industry and service industry companies. We believe that the aforementioned survey sample is appropriate because it provides a significant sample size, includes reasonably accurate executive position matches for benchmarking purposes, and includes companies from other industries from which we might potentially recruit.
For compensation planning purposes, Willis Towers Watson has recommended that the most reasonable approach is to evaluate our pay practices for senior executives against this survey data scoped to reflect companies with revenues of approximately $2.0 billion. While this is larger than our reported revenue, the revenue we manage for clients is more than double our reported revenue, and the corresponding infrastructure necessary to support the business model more closely resembles a company with more than $2.0 billion in revenue.
Given the information obtained from the current and previous compensation studies, the Compensation Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Compensation Committee does not believe in fixing compensation levels based only on market comparables. Rather, the Compensation Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. Our actual cash compensation practice is to target the market median when our company performance is in line with our financial goals.
Compensation Program Components
Our compensation to the named executive officers consists primarily of the following elements: base salary; Management Incentive Compensation Program; compensation under our Long-Term Incentive Plan, which includes the Performance Share Program, the legacy Transaction Restricted Stock Unit Grants and Career Restricted Stock Unit Grants; perquisites and personal benefits; retirement benefits and deferred compensation opportunities; and severance and other benefits upon termination of employment or a change in control.
Base Salary
Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive’s qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive’s ability to impact short-term and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size.
Management Incentive Compensation Program
Our named executive officers participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.
The target bonuses, metrics, weightings, level of achievement and awards are reported in the tables set forth under “2015 Bonus Targets, Weighting, Metrics and Awards Tables.”
Long-Term Incentive Plan
Performance Share Program. The objective of granting performance share units is to link compensation to business performance, encourage ownership of our common stock, retain executive talent, and incentivize and reward executive performance. The Performance Share Program provides participating executives with the opportunity to earn vested common stock if certain performance targets for pre-tax free cash flow are achieved over the cumulative three-year period and recipients satisfy service-based vesting requirements. In September 2014 the Compensation Committee authorized our first grants of performance share units under our Long-Term Incentive Plan for the cumulative three-year period of 2014 through 2016. In 2015 additional performance stock unit grants were made for the performance period 2015 through 2017. The Compensation Committee intends that a new three-year performance period will start each year and new performance share units will be granted with new cumulative performance goals.
Performance Share Plan (LTIP) Metrics and Payout Schedule

2014-2016 Cumulative Company Adjusted Free Cash Flow	Percentage of Target Shares
$153 million to $163 million	50%
$163 million to $173 million	75%
$173 million to $183 million	100%
$183 million to $193 million	125%
$193 million to $ 203 million	150%
$203 million or more	200%
2015-2017 Cumulative Company Adjusted Free Cash Flow	Percentage of Target Shares
$188 million to $201 million	50%
$201 million to $214 million	75%
$214 million to $228 million	100%
$228 million to $241 million	125%
$241 million to $255 million	150%
$255 million or more	200%

For purposes of the Performance Share Program, reported free cash flow for each performance period will be adjusted for any one-time expenses, benefits, cash payments or receipts made for acquisitions, joint ventures or other transactions; one-time expenses and benefits related to the sale or disposition of assets; legal costs for one-time, non-recurring items that are non-core; cash taxes paid; significant refinancing costs and expenses (e.g., credit agreement); and

expenses, benefits and cash payments related to the Central Merger indemnification obligations, including expenses or cash payments for structural repairs.
The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for our five named executive officers. For the 2015 Performance Share Program, the annual award value was $400,000 for Mr. Baumann (16,576 performance share units), $150,000 for Mr. Johnston (6,216 performance share units) and $100,000 (4,144 performance share units) for Messrs. Bodenhamer, Hagerman and Warshauer.
The Compensation Committee intends that another three-year performance period will start in 2016 and will be linked to a new adjusted free cash flow performance target for the cumulative three-year performance period of 2016 through 2018, a process that is expected to occur in succeeding years. The Board may choose to discontinue the plan or change the performance measures in future performance periods.
The performance share units issued under the Performance Share Program do not vest until the end of the performance period upon attainment of the performance goals. However, once the performance shares vest they are no longer subject to forfeiture unless the executive is in violation of the non-compete provisions of the performance share unit agreement.
Previous Restricted Stock Unit Grants. The Compensation Committee and our Board approved one-time transaction grants of restricted stock units to members of the senior management team in connection with the Central Merger. These grants vest over various periods, with the majority of the grants having already vested. These grants were designed to incentivize the executive team to ensure that the merged company created the target stockholder value. In addition, from time to time one-time individual restricted stock unit grants have been issued upon employment or promotion. There is no acceleration upon termination from employment and the recipients are subject to the same non-compete restrictions and limitation on sale after the restrictions lapse as with the career restricted stock unit grants described below.
In 2008, the Compensation Committee and our Board approved a grant of career restricted stock units to our senior management team. The RSUs that were granted in 2008 are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at the time of retirement. No additional career restricted stock units have been issued since 2008.
Since one of our basic compensation objectives is to align our executives’ interests with the long- term interests of our stockholders, all shares issued under the aforementioned transaction grant, career restricted stock grant, and under the Performance Share Program have holding restrictions once the shares vest. In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable payment of the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by our Compensation Committee from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.
The award agreements each address the recipient’s rights in the event his employment terminates prior to the removal of the time restrictions for the legacy RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive’s permanent disability or death.
The award agreements also prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to seek recoupment from the executive to recover the proceeds of any award shares previously sold by the executive.

Perquisites and Personal Benefits
We provide our named executive officers with certain perquisites and personal benefits. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer’s base salary, we take the value of each named executive officer’s perquisites and personal benefits into consideration.
The perquisites and personal benefits paid to each named executive officer in 2015 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.
Retirement Benefits and Deferred Compensation Opportunities
Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.
Pursuant to the terms of Mr. Baumann’s employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual retirement benefit equal to $150,000 for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901. If Mr. Baumann’s employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann’s death or his attainment of age 65.
Severance and Other Benefits Upon Termination of Employment or a Change in Control
In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the “Potential Payments Upon Termination or Change-in-Control” section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Compensation Committee has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.
Employment Agreements
Historically, we have maintained employment agreements with all of our named executive officers. It is customary in our industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity because we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.) until 2007. Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.
Determination of 2015 Compensation
General
The Compensation Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers. No salary increases were granted to the named executive officers in 2015. The annual bonus targets are fixed and there were no changes for 2015. The named executive officers participated in the Performance Share Program described in the “Elements of Compensation” section.
Compensation of Our Chief Executive Officer
Mr. Baumann’s 2015 compensation was governed largely by his employment agreement with us. Mr. Baumann earned a base salary of $694,395 in fiscal 2015. Under our Management Incentive Compensation Program, Mr. Baumann earned $274,000 for 2015, an increase of $171,750, or 168%, from 2014 as described in detail below under “2015 Bonus

Targets, Weighting, Metrics and Awards Tables.” We also paid $105,901 in premiums in 2015 on insurance policies owned by Mr. Baumann that will provide him with an annual retirement benefit equal to $150,000 for a period of 15 years beginning in the year in which he reaches age 65. Other compensation, including perquisites, totaled $26,124.
Compensation of Our Other Named Executive Officers
All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective employment agreements. The base salary earned for each of these named executive officers for the year ended December 31, 2015 was as follows: Mr. Johnston—$400,015, Mr. Bodenhamer—$476,957, Mr. Hagerman—$467,388, and Mr. Warshauer—$482,709.
2015 Bonus Targets, Weighting, Metrics and Awards Tables
Awards made to our named executive officers in 2015 under the Management Incentive Compensation Program were based on the weightings and metrics set forth in the table below:

					Actual Results
Name	Metrics(1)	Weighting	Threshold Metrics($)	Target Metrics($)	Maximum Metrics($)	Actual Metrics($)
G Marc Baumann	Adjusted Company EBITDA	100%	77,512,450	83,749,000	90,149,000	81,248,281
Chief Executive Officer; President

Vance C. Johnston	Adjusted Company EBITDA	100%	77,512,450	83,749,000	90,149,000	81,248,281
Executive Vice President;
Chief Financial Officer

William H. Bodenhamer, Jr.	Adjusted Company EBITDA	(2)	77,512,450	83,749,000	90,149,000	81,248,281
Executive Vice President, Operations	Adjusted Business Unit EBITDA		5,670,607	7,088,259	8,324,022	7,048,183

Thomas L. Hagerman	Adjusted Company EBITDA	(2)	77,512,450	83,749,000	90,149,000	81,248,281
Executive Vice President; Chief Business	Adjusted Business Unit EBITDA		6,058,370	7,572,962	9,087,554	7,297,293
Development Officer

Steven A. Warshauer	Adjusted Company EBITDA	(2)	77,512,450	83,749,000	90,149,000	81,248,281
Executive Vice President, Operations	Adjusted Business Unit EBITDA		35,366,780	44,208,476	55,260,595	42,931,709

(1)	See the reconciliation to company EBITDA in Appendix A.

(2)
Messrs. Bodenhamer, Hagerman and Warshauer target bonus is first multiplied by the company adjusted EBITDA attainment percentage. If this calculation produces an “adjusted” bonus opportunity, then the adjusted bonus amount is subject to the business unit EBITDA attainment percentage to determine the final bonus.

EXAMPLE: Target Bonus ($150,000) multiplied by the company EBITDA achievement percentage (70%) = adjusted bonus target ($105,000) multiplied by the business unit attainment percentage (110%) = $115,500 total bonus.
Payouts can range from 0% to 150% of “adjusted” target (after applying company performance factor) with the lowest non-zero payout of 50% of the “adjusted” target , depending on a combination of corporate and business unit financial performance:

Awards made to our named executive officers in 2015 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $92,475 to $274,000, as set forth in the table below:

Name	Base Salary ($)	Target Bonus ($)	Target Bonus (%)	Metrics(1)	Weighting (%)	Threshold Bonus ($)	Maximum Bonus ($)	Actual Bonus ($)	Actual Bonus as % of Target (%)
G Marc Baumann	700,000	400,000	57.14%	Adjusted Company EBITDA	100	80,000	600,000	274,000	68.50%
Vance C. Johnston	400,000	200,000	50.00%	Adjusted Company EBITDA	100	40,000	300,000	137,000	68.50%
William H. Bodenhamer, Jr.	476,939	200,000	41.93%	Adjusted Company EBITDA	(2)	20,000	450,000	107,545	53.77%
Thomas L. Hagerman	467,370	150,000	32.09%	Adjusted Company EBITDA	(2)	15,000	337,500	98,902	65.93%
Steven A. Warshauer	482,690	150,000	31.08%	Adjusted Company EBITDA	(2)	15,000	337,500	92,475	61.65%

(1)	See the reconciliation to Company EBITDA in Appendix A.
(2) See explanation in footnote (2) above.

The Compensation Committee believes that the Adjusted Company EBITDA measure for our Chief Executive Officer and the other named executive officers that participate in the program is the appropriate measure of performance at this time. This measure will likely evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events.
Determination of 2016 Compensation
The target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.
2016 Salaries and Bonus Targets for Named Executive Officers(1)

Name and Position	2015 Annual Salary($)	2016 Annual Salary($)	2016 Salary Increase($)	2015 Target Bonus($)	2016 Target Bonus($)	2016 Total Target Cash Compensation ($)
G Marc Baumann	700,000	700,000	0.00	400,000	400,000	1,100,000
Chief Executive Officer; President

Vance C. Johnston	400,000	440,000	40,000	200,000	200,000	640,000
Executive Vice President; Chief Financial Officer

William H. Bodenhamer, Jr.	476,939	476,939	0.00	200,000	200,000	676,939
Executive Vice President, Operations

Thomas L. Hagerman	467,370	467,370	0.00	150,000	150,000	617,370
Executive Vice President; Chief Business Development Officer

(1)
Mr. Johnston received a 10.0% increase in base salary reflecting his assumption of additional corporate responsibilities starting in 2016. Mr. Warshauer no longer serves as an executive officer effective as of January 2016, but he remains a Company employee. There are no increases in base salaries or bonus targets for the other named executive officers.

Pursuant to the Performance Share Program, the number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for our five named executive officers. For the 2016-2018 performance period, these values were $400,000 for Mr. Baumann (16,666 performance share units), $150,000 for Mr. Johnston (6,250 performance share units), and $100,000 for Messrs. Bodenhamer and Hagerman (4,166 performance share units).

Tax and Accounting Considerations
We measure stock-based compensation expense at the grant date, based on the fair value of the award, and the expense is recognized over the requisite employee service period (generally, the vesting period) for awards expected to vest (considering estimated forfeitures). Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers to $1,000,000 per year unless the compensation qualifies as performance-based. The Compensation Committee does take into consideration Section 162(m) in establishing compensation of our executives but considers other factors and business needs as well. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to the amount that is deductible under Section 162(m) of the Code.
Relationship Between Compensation Plans and Risk
The Compensation Committee has concluded that it is not reasonably likely that the risks arising from our compensation policies and practices would have a material adverse effect on our company. In reaching this conclusion, the Committee considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation with no one component of pay providing a disproportionate segment of the whole; and

•	Our compensation is balanced between a variety of different measures and both short-term and long-term incentives are designed to reward execution of our short-term and long-term corporate strategies.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Robert S. Roath (Chair) Karen M. Garrison Wyman T. Roberts Jonathan P. Ward

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2015, 2014 and 2013 by our Principal Executive Officer (PEO), our Principal Financial Officer (PFO), and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

G Marc Baumann	2015	694,395	—	366,993	—	274,000	132,025(3)	1,467,413
Chief Executive Officer;	2014	560,540	—	150,000	—	102,250	126,158	938,948
President (PEO)	2013	550,021	—	—	—	110,688	117,233	777,942

Vance C. Johnston	2015	400,015	—	137,622	—	137,000	17,716(4)	692,353
Executive Vice President;	2014	314,458	—	350,000	—	81,800	132,494	878,752
Chief Financial Officer (PFO)

William H. Bodenhamer, Jr.	2015	476,957	—	91,748	—	107,545	11,332(5)	687,582
Exec. Vice President, Operations	2014	473,183	—	100,000	—	80,198	11,182	664,563

Thomas L. Hagerman	2015	467,388	—	91,748	—	98,902	21,807(6)	679,845
Executive Vice President; Chief
Business Development Officer

Steven A. Warshauer	2015	482,709	—	91,748	—	92,475	22,614(7)	689,546
Executive Vice President,
Operations(8)

(1)
The amounts for 2015 shown in column (e) are comprised of performance share unit awards. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture). If valued assuming a maximum payout on the Performance Share Program, the value of the awards would be: Mr. Baumann—$733,986; Mr. Johnston—$275,244; Mr. Bodenhamer—$183,496; Mr. Hagerman—$183,496; and Mr. Warshauer—$183,496. The performance share units were granted effective January 1, 2015, and they may vest on December 31, 2017 upon the attainment of a three-year adjusted free cash flow target. These are not amounts paid to or realized by the named executive officers, and there can be no assurance that the amounts shown in this column will ever be realized by an executive officer.

(2)	The amounts for 2015 shown in column (g) reflect cash bonuses paid pursuant to our Management Incentive Compensation Program.

(3)
The amount for 2015 shown in column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $7,950, $5,148 for group term life insurance, $5,820 in company-paid parking, $6,706 attributable to a company-paid comprehensive physical exam, and $500 in airline clubs. Also included are payments in the amount of $105,901 made in 2015 for insurance policies on behalf of Mr. Baumann.

(4)
The amount for 2015 shown in column (i) for Mr. Johnston reflects contributions made by us under our 401(k) plan in the amount of $7,516, $630 for group term life insurance, $4,272 in company-paid parking, and $5,298 attributable to a company-paid comprehensive physical exam.

(5)	The amount for 2015 shown in column (i) for Mr. Bodenhamer reflects contributions made by us under our 401(k) plan in the amount of $7,950 and $3,382 for group term life insurance.

(6)
The amount for 2015 shown in column (i) for Mr. Hagerman reflects contributions made by us under our 401(k) plan in the amount of $4,670, and $1,154 for group term life insurance. It also includes $2,090 in reimbursement of medical expenses. Finally, the amount also includes payment in the amount of $8,543 in club dues, $600 in airline clubs and premium payments made on Mr. Hagerman's behalf in the amount of $4,750 for insurance policies.

(7)
The amount for 2015 shown in column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $7,950, $3,429 for group term life insurance, $4,272 in company-paid parking, $5,298 attributable to a company-paid comprehensive physical exam, and $1,665 in club dues.

(8)	Mr. Warshauer no longer serves as an executive officer effective as of January 2016, but he remains a Company employee.
Grants of Plan-Based Awards for 2015
The following table sets forth information regarding performance share units granted to our named executive officers pursuant to our Long-Term Incentive Plan and bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2015. These PSUs represent the right, subject to the terms, conditions and vesting schedule of the respective plan agreements, to receive shares of our common stock.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
G Marc Baumann	1/1/2015	80,000	400,000	600,000
	4/09/2015				8,288	16,576	33,152	366,993
Vance C. Johnston	1/1/2015	40,000	200,000	300,000
	4/09/2015				3,108	6,216	12,432	137,622
William H. Bodenhamer, Jr.	1/1/2015	20,000	200,000	450,000
	4/09/2015				2,072	4,144	8,288	91,748
Thomas L. Hagerman	1/1/2015	15,000	150,000	337,500
	4/09/2015				2,072	4,144	8,288	91,748
Steven A. Warshauer	1/1/2015	15,000	150,000	337,500
	4/09/2015				2,072	4,144	8,288	91,748

(1)
The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program. See the “Compensation Discussion and Analysis” section for a discussion of timing of various pay decisions.

(2)
The performance share units, which were granted on April 9, 2015 and made effective as of January 1, 2015, will vest, if at all, at the completion of the 2015-2017 performance period depending on whether the performance targets are met. The amounts included represent the threshold, target and maximum number of shares that may be granted under the Performance Share Program for the 2015-2017 performance period. The threshold award is 50% of the target and the maximum award is 200% of the target. The number of shares of common stock set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for named executive officers, the target of which is $400,000 for Mr. Baumann (16,576 shares), $150,000 for Mr. Johnston (6,216 shares), and $100,000 for Messrs. Bodenhamer, Hagerman and Warshauer (4,144 shares) under the 2015-2017 Performance Share Program.

(3)
Column (i) sets forth the grant date fair value of the PSUs based on the closing price of our common stock on the grant date and computed in accordance with ASC 718. There can be no assurance that ASC 718 amounts shown in the table will ever be realized by the executive officer. Amounts for grants of PSUs are based on the target amount payable if the performance conditions are met.

Outstanding Equity Awards at Fiscal Year-End 2015
The following table shows stock awards subject to certain restrictions and other contingencies outstanding on December 31, 2015, the last day of our fiscal year, for our named executive officers. No named executive officer held stock options as of December 31, 2015.

	Stock Awards
Name	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
G Marc Baumann			16,576(2)	396,166
			5,813(3)	138,391
Vance C. Johnston	7,518(1)	179,680
			6,216(2)	148,562
			5,813(3)	138,930
William H. Bodenhamer, Jr.			4,144(2)	99,042
			3,875(3)	92,613
Thomas L. Hagerman	42,000(4)	1,003,800	4,144(2)	99,042
			3,875(3)	92,613
Steven A. Warshauer			4,144(2)	99,042
			3,875(3)	92,613

(1)
These RSUs will vest on 3/25/2019. The value of these RSUs is based on the product of the number of RSUs multiplied by $23.90, the closing price per share of our common stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(2)
This share number represents the target awards under the Performance Share Program for the 2015-2017 performance period. The number of shares of common stock set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for named executive officers. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(3)
This share number represents the target award under the Performance Share Program for the 2014-2016 performance period. The number of performance shares set aside at onset of the performance period is determined by dividing the stock price at the beginning of the performance period into the annual award values established for named executive officers. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(4)
These RSUs will vest on 01/16/2018. The value of these RSUs is based on the product of the number of RSUs multiplied by $23.90, the closing price per share of our common stock on December 31, 2015. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

Stock Vested During 2015
The following table provides information on the vesting of RSUs during 2015. The Company has no outstanding option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
G Marc Baumann	47,749(1)(2)	1,234,497
Vance C. Johnston	—	—
William H. Bodenhamer, Jr.	28,029(1)	717,262
Thomas L. Hagerman	4,313(1)	110,370
Steven A. Warshauer	4,313(1)	110,370

(1)
Reflects delivery of shares from Transaction Restricted Stock Units that vested on October 4, 2015 and were distributed on November 9, 2015. These RSUs were previously reported in the Summary Compensation Tables in the year they were granted if that executive's compensation was required to be disclosed in a previous year.

(2)	Reflects delivery of 42,000 shares from Career Restricted Stock Units that vested on July 16, 2015. These RSUs were previously reported in the Summary Compensation Table in the year they were granted.
Equity Award Modifications and Re-Pricings
We have not engaged in any modifications to, or re-pricings of, any outstanding equity awards during fiscal year 2015.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
Our named executive officers participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2015.

Name	Executive Contributions in 2015 ($)(1)	Registrant Contributions in 2015 ($)(2)	Aggregate Earnings (loss) in 2015 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/15 ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
G Marc Baumann	14,652	7,300	36	—	123,851
Vance C. Johnston	21,801	7,055	(464)	—	28,393
William H. Bodenhamer, Jr.	97,800	7,300	(589)	—	347,532
Thomas L. Hagerman	7,105	4,019	(57)	—	41,174
Steven A. Warshauer	31,569	7,300	(839)	—	166,801

(1)	The amounts included in column (b) are included as Salary in column (c) of the Summary Compensation Table.

(2)	The amounts included in column (c) are included as All Other Compensation in column (i) of the Summary Compensation Table.

(3)	None of the amounts reported in column (d) are reported in the Summary Compensation Table.

(4)
Amounts reported in column (f) for each named executive officer include amounts previously reported in the Summary Compensation Table in previous years when earned if that executive's compensation was required to be disclosed in a previous year.

Employment Agreements
Mr. Baumann
We entered into an Amended and Restated Executive Employment Agreement with Mr. Baumann dated November 19, 2014, effective as of January 1, 2015. Pursuant to the terms of this employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann until he reaches the age of 65 that will provide an annual cash benefit of $150,000 payable to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $105,901.
Mr. Baumann's annual salary is governed by his employment agreement. His annual salary as of December 31, 2015 is $700,000, subject to annual cost of living adjustments. Mr. Baumann is also entitled to participate in our Management Incentive Compensation Program and our Performance Share Program, which are described under "Compensation Disclosure and Analysis-Compensation Program Components", above. The agreement also provides for reimbursement of travel and other expenses in connection with his employment.
Mr. Baumann's employment agreement also provides that he may not disclose or use any confidential information of our company during or after the term of his employment agreement. During his employment with the company and for a period of 24 months following his termination of employment for any reason, he is precluded from engaging or assisting in any business that is in competition with the company and from soliciting any company client, customer, business referral source, officer, employee or representative.
As of April 1, 2016, Mr. Baumann's employment agreement terminates on January 1, 2018.
Messrs. Johnston, Bodenhamer, Hagerman and Warshauer
We also have employment agreements with each of our other named executive officers. Each executive's compensation is governed largely by his respective employment agreement, subject to annual review. The annual salary for each as of December 31, 2015 is as follows: Mr. Johnston—$400,000, Mr. Bodenhamer—$476,939 Mr. Hagerman—$467,370 and Mr. Warshauer—$482,690.
The employment agreements for each of these named executive officers also provide that they may not disclose or use any confidential information of our company during or after the term of the employment agreement. During their employment with the company and for a period of 24 months following their termination of employment for any reason, each of these employees is precluded from engaging or assisting in any business that is in competition with the company and from soliciting any company client, customer, business referral source, officer, employee or representative.
Each of the named executive officers is entitled to participate in our Management Incentive Compensation Program and our Performance Share Program, which are described under "Compensation Disclosure and Analysis—Compensation Program Components", above. The agreements also provide for reimbursement of travel and other expenses in connection with their employment.
As of April 1, 2016, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Johnston—March 3, 2017, Mr. Bodenhamer—October 2, 2016, Mr. Hagerman—December 31, 2016 and Mr. Warshauer—December 31, 2016.
Payments and Potential Payments on Termination or Change in Control
Payments to Mr. Baumann
Our employment agreement with Mr. Baumann is terminable by us for cause. If his employment is terminated by reason of his death, we are obligated to pay his estate an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of death. If Mr. Baumann’s employment is terminated by reason of disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon Mr. Baumann’s termination of employment for cause or by reason of the executive’s voluntary resignation not for good reason, we must pay him the sum of $50,000 over a 12-month period.
If Mr. Baumann voluntarily resigns for “good reason” (as defined in his employment agreement) or upon our termination of his employment for any reason other than cause, we must (i) pay him, for a period of 24 months following termination, payments at the rate of his most recent annual base salary and annual target bonus, and (ii) provide him and/or his family with certain other benefits. We will continue to pay the premiums on certain insurance policies owned by Mr. Baumann until the earlier of his death or his attainment of age 65.
Mr. Baumann is subject to non-competition and non-solicitation agreements for 24 months following termination of his employment.
Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Baumann, currently our President and Chief Executive Officer, as if his employment terminated as of December 31, 2015, the last business day of the fiscal year, when he was serving as our President and Chief Operating Officer.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000(1)	1,400,000(2)	1,400,000(2)	50,000(1)	1,400,000(2)
Target cash incentive	—	800,000(2)	800,000(2)	—	800,000(2)
Restricted Stock Units—Accelerated	—	—	—	—	534,557
Benefits and Perquisites
Health Benefits	—	24,394(3)	24,394(3)	—	24,394(3)
Insurance funding	—	504,803(4)	504,803(4)	—	504,803(4)
Total	50,000	2,729,197	2,729,197	50,000	3,263,754

(1)	Payable as salary continuation for 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation for 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Estimated cost of health insurance coverage continuation for 18 months computed at current premium.

(4)	Estimated cost of certain life insurance policy payments computed based on 2015 premiums.
Potential Payments to Other Named Executive Officers
Each of our employment agreements with Messrs. Johnston, Bodenhamer, Hagerman and Warshauer is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of death. If the employment of Messrs. Johnston, Bodenhamer, Hagerman or Warshauer is terminated by reason of disability, we are obligated to pay the named executive officer or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Johnston, Bodenhamer, Hagerman or Warshauer for cause or by reason of the executive’s voluntary resignation not for good reason, we must pay the executive the sum of $50,000 over a 12-month period.
If Messrs. Johnston, Bodenhamer, Hagerman and Warshauer voluntarily resigns for “good reason” (as defined in the respective employment agreement) or upon our termination of their employment for any reason other than cause, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive’s most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Messrs. Johnston, Bodenhamer, Hagerman and Warshauer are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Johnston, an Executive Vice President, as if his employment terminated as of December 31, 2015, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000(1)	800,000(2)	800,000(2)	50,000(1)	800,000(2)
Target cash incentive	—	400,000(2)	400,000(2)	—	400,000(2)
Restricted Stock Units—Accelerated	—	—	—	—	467,172
Benefits and Perquisites
Health Benefits	—	24,394(3)	24,394(3)	—	24,394(3)
Total	50,000	1,224,394	1,224,394	50,000	1,691,566

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Estimated cost of health insurance coverage continuation for 18 months computed at current premium.
Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Bodenhamer, an Executive Vice President, as if his employment terminated as of December 31, 2015, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000(1)	953,878(2)	953,878(2)	50,000(1)	953,878(2)
Target cash incentive	—	400,000(2)	400,000(2)	—	400,000(2)
Restricted Stock Units—Accelerated	—	—	—	—	191,655
Benefits and Perquisites
Health Benefits	—	4,340(3)	4,340(3)	—	4,340(3)
Total	50,000	1,358,218	1,358,218	50,000	1,549,873

(1)	Payable as salary continuation over 12 months, subject to compliance with covenant not to solicit.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenant not to solicit.

(3)	Estimated cost of health insurance coverage continuation through October 02, 2016 computed at current premium.
Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Hagerman, an Executive Vice President, as if his employment terminated as of December 31, 2015, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000(1)	934740(2)	934740(2)	50,000(1)	934740(2)
Target cash incentive	—	300,000(2)	300,000(2)	—	300,000(2)
Restricted Stock Units—Accelerated	—	—	—	—	1195455
Benefits and Perquisites
Health Benefits	—	16,439(3)	16,439(3)	—	16,439(3)
Total	50,000	1,251,178	1,251,178	50,000	1,245,455

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2016 computed at current premium.
Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2015, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company for Cause ($)	Termination by the Company Within 24 Months Following a Change in Control ($)
Compensation
Base salary	50,000(1)	965,380(2)	965,380(2)	50,000(1)	965,380(2)
Target cash incentive	—	300,000(2)	300,000(2)	—	300,000(2)
Restricted Stock Units—Accelerated	—	—	—	—	191655
Benefits and Perquisites
Health Benefits	—	11,892(3)	11,892(3)	—	11,892(3)
Total	50,000	1,277,272	1,277,272	50,000	1,468,927

(1)	Payable as salary continuation over 12 months, subject to compliance with covenants not to solicit or compete for 24 months.

(2)	Payable as salary continuation over 24 months, subject to compliance with covenants not to solicit or compete for 24 months.

(3)	Estimated cost of health insurance coverage continuation through December 31, 2016 computed at current premium.

DIRECTOR COMPENSATION
The following table sets forth the compensation earned for services rendered to us for the fiscal year ending December 31, 2015 by our non-executive directors.
Director Compensation Disclosure Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Charles L. Biggs(3)	23,125	—	—	—	23,125
Karen M. Garrison	102,917	85,000	—	—	187,917
Paul Halpern	70,000	85,000	—	—	155,000
Robert S. Roath	112,500	85,000	—	—	197,500
Wyman T. Roberts(4)	46,688	85,000	—	—	131,688
Douglas R. Waggoner(4)	44,958	85,000	—	—	129,958
Jonathan P. Ward	67,500	85,000	—	—	152,500
Myron C. Warshauer(3)	18,500	—	—	—	18,500
James A. Wilhelm	91,250	—	134,246	—	225,496
Gordon H. Woodward	65,000	85,000	—	—	150,000

(1)	Represents the aggregate grant date fair value computed in accordance with accounting rules. These awards are accrued but not issued.

(2)
Comprised of 5,617 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, in cash or common stock, at the election of the reporting person upon a qualifying distribution event.

(3)	Term as director ended on April 21, 2015.

(4)	Term as director began on April 21, 2015.
Non-Employee Directors’ Fees Earned or Paid in Cash
2015 directors’ fees paid in cash as stated below are paid only to directors who are not employees of our company.

Fee Category	Annual Rate($)
Annual Retainer	60,000
Chairman of the Board Service	20,000
Lead Director Service	25,000
Audit Committee Membership	10,000
Audit Committee Chair	20,000
Compensation Committee Membership	7,500
Compensation Committee Chair	12,500
Nominating and Corporate Governance Committee Membership	5,000
Nominating and Corporate Governance Committee Chair	10,000

Non-Employee Directors Stock Grant
Messrs. Halpern, Roath, Roberts, Waggoner, Ward, and Woodward and Ms. Garrison each received a fully vested stock grant of 3,820 shares of common stock on April 21, 2015 for their service as directors. Mr. Wilhelm received a grant of 5,617 shares of phantom stock on April 21, 2015 for his service as a director and Chairman of the Board.

EQUITY COMPENSATION PLAN INFORMATION
This table provides information about our common stock subject to equity compensation plans as of December 31, 2015:
Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Based Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securities holders	575,567	__	370,420
Equity compensation plans not approved by securities holders	—	—	—
Total	575,567	__	370,420
If any stock award expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such stock award reverts to and again becomes available for issuance under the Plan. If any common stock acquired pursuant to the exercise of an option for any reason is repurchased by us under an unvested share repurchase option provided under the Plan, the stock repurchased by us under such repurchase option will revert to and again become available for issuance under the Plan. The foregoing notwithstanding, common stock that is withheld from an award to pay the exercise price with respect to such award or to pay a participant’s tax obligations with respect to an award shall not again be available for issuance under the Plan.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS
There were no transactions during 2015, nor are there any currently proposed transactions, between our company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000.

SECURITY OWNERSHIP
Beneficial Ownership of Directors and Executive Officers
The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2016, by:

•	each of the executive officers named in the “Summary Compensation Table” above;

•	each of our directors and nominees for director; and

•	all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2016, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder.
Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 22,328,578 shares of common stock outstanding on March 1, 2016, and is calculated in accordance with SEC rules. Unless otherwise indicated, the address of each of the individuals named below is: c/o SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago Illinois 60601-7702.

	Beneficial Ownership
Name	Current Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership of Shares(2)	Percent of Shares Beneficially Owned (%)
G Marc Baumann	32,400(3)	—	*
Vance C. Johnston	7,518(4)	—	*
William H. Bodenhamer, Jr.	15,726	—	*
Thomas L. Hagerman	47,885(5)	—	*
Steven A. Warshauer	25,121	—	*
Karen M. Garrison	46,387	—	*
Paul Halpern	8,981(6)	—	*
Robert S. Roath	99,954	—(7)	*
Wyman T. Roberts	3,820	—	*
Douglas R. Waggoner	3,820	—	*
Jonathan P. Ward	8,981	—	*
James A. Wilhelm	46,848	—(8)	*
Gordon H. Woodward	8,981(9)	—	*
All current directors and executive officers as a group (17 persons)	508,573(10)	—	2.3

*	Less than 1% of the outstanding shares of common stock.

(1)
Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. Shares represented by restricted stock units cannot be voted at the Annual Meeting.

(2)	This column includes any shares that the person could acquire pursuant to our Long-Term Incentive Plan within 60 days of March 1, 2016.

(3)	Held jointly with Mr. Baumann's wife.

(4)	Comprised of 7,518 restricted stock units that vest on March 25, 2019.

(5)
Includes 42,000 restricted stock units that vest on January 16, 2016, and 160 shares of common stock held by Mr. Hagerman’s wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(6)
Pursuant to an agreement, Mr. Halpern intends to transfer his pecuniary interest in these shares to Versa Capital Management, L.P., but has retained all voting and dispositive power with respect to such shares. Mr. Halpern disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)
Does not include 8,021 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Roath, upon a qualifying distribution event.

(8)
Does not include 5,617 shares of phantom stock, each of which is the economic equivalent of one share of common stock. The shares of phantom stock become payable, at the election of Mr. Wilhelm, upon a qualifying distribution event.

(9)
Pursuant to the terms of an Assignment and Transfer Agreement entered into on January 1, 2014, Mr. Woodward transferred his pecuniary interest in these shares to Kohlberg & Co., L.L.C., but has retained all voting and dispositive power with respect to such shares. Mr. Woodward disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	Includes 190,214 restricted stock units issued to executive officers as a group.
Change in Control
We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.
Beneficial Ownership of More than Five Percent of Common Stock
The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2016, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned (%)*
2929 CPC Holdco, LLC	1,341,251(1)	6.0
2929 Arch Street, Suite 1650
Philadelphia, PA 19104

Janus Capital Management LLC	1,245,064(2)	5.6
151 Detroit Street
Denver, Colorado 80206

Kohlberg CPC Rep, L.L.C.	3,613,167(3)	16.2
111 Radio Circle
Mount Kisco, NY 10549

River Road Asset Management, LLC	1,501,129(4)	6.7
462 S. 4th St., Ste 1600
Louisville, KY 40202

T. Rowe Price Associates, Inc.	1,995,380(5)	8.9
100 E. Pratt Street
Baltimore, MD 21202

Wellington Management Company LLP	2,542,240(6)	11.4
280 Congress Street
Boston, MA 02210

*	Percentages based on 22,328,578 shares of common stock outstanding on March 1, 2016.

(1)
Based solely on information obtained from a Schedule 13D filed by 2929 CPC Holdco, LLC with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in 2929 CPC Holdco, LLC’s Schedule 13D.

(2)	Janus Capital Management LLC has a direct 96.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment

Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G/A filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”).
As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 1,245,064 shares or 5.6% of the shares outstanding of SP Plus common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on or about February 16, 2016. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(3)
Based solely on information obtained from a Schedule 13D filed by Kohlberg CPC Rep, L.L.C. with the SEC on or about October 12, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Kohlberg CPC Rep, L.L.C.’s Schedule 13D.

(4)
Based solely on information obtained from a Schedule 13G/A filed by River Road Asset Management, LLC on or about February 12, 2016. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in River Road Asset Management, LLC’s Schedule 13G/A.

(5)
Based solely on information obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. on or about February 12, 2016. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in T. Rowe Price Associates, Inc.’s Schedule 13G.

(6)
Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Company LLP with the SEC on or about February 11, 2016. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Company LLP’s Schedule 13G/A.

PROPOSAL NO. 2—ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS
As noted in the preceding extensive and comprehensive discussion, executive compensation is an important matter both to us and, we believe, to our stockholders. At our 2015 annual meeting of stockholders, the affirmative vote of the holders of approximately 94.7% of the shares represented in person or by proxy and entitled to vote approved, by non-binding vote, the 2014 executive compensation of our named executive officers. In 2016 we are again seeking input from stockholders with this advisory vote on the 2015 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement in accordance with the executive compensation disclosure rules of the SEC.

The Compensation Committee has overseen the development and implementation of our executive compensation programs. We have designed our compensation programs to directly link a significant portion of the compensation of our named executive officers to defined performance standards that promote balance between the drive for near-term growth and long-term increase in stockholder value. The Compensation Committee also designed our compensation programs to attract, retain and motivate key executives who are essential to the implementation of our strategic growth and development strategy.
The Compensation Committee bases its executive compensation decisions on our core compensation principles, including the following:

•	incentivizing our executives to perform with stockholders’ interests in mind;

•
assembling and maintaining a senior leadership team with the skills necessary to successfully execute our business strategy, maintain our competitiveness, and continue increasing the long-term market value of our company; and

•	balancing awards earned for short-term results with awards earned for strategic decisions that we expect to sustain our long-term performance.
We believe that our existing compensation programs have been effective at motivating our key executives, including our named executive officers, to achieve superior performance and results for our company, effectively aligning compensation with performance results, giving our executives an ownership interest in our company so their interests are aligned with our stockholders, and enabling us to attract and retain talented executives whose services are in key demand in our industry and market sectors. Our 2015 compensation programs were built on the same general and conservative principles that we have historically followed.
With our core compensation principles in mind, the Compensation Committee took compensation actions in 2015 including the following:

•
establishing the Performance Share Program under which future equity awards will be earned by achieving established three-year free cash flow targets, making this program the primary vehicle for new equity awards for existing executive officers; and

•	placing more emphasis on variable pay (annual incentive) with respect to growth in executive compensation opportunity.
Compensation actions like those described above evidence our philosophy of aligning executive compensation with our performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.
Our Board would like the support of our stockholders for the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. This advisory vote on the compensation of our named executive officers allows our stockholders to express their opinions about our executive compensation programs. As we seek to align our executive compensation programs with our performance results and stockholders’ interests, we ask that our stockholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement. Accordingly, for the reasons we discuss above, our Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables contained in the 2015 proxy statement.”
Although this advisory vote on the compensation of our named executive officers is not binding on us, as provided by law, our Board or the Compensation Committee will review and consider the outcome of this advisory vote and, consistent with our record of stockholder engagement, will take it into account when making future compensation decisions for our named executive officers.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2,
THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its meeting on December 9, 2015, the Board approved the Audit Committee’s recommendation to appoint Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.
We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3, THE RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE DISCLOSURE
General
The Audit Committee of our Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the assessment of our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. A complete description of the Audit Committee’s function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.spplus.com.
Principal Accounting Fees and Services
The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2015. The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2015 and December 31, 2014, the review of our interim consolidated financial statements for each quarter in the fiscal year 2015 and 2014 and for tax and all other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2015	2014
Audit Fees(1)	$1,402,000	$1,600,000
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(3)	2,000	2,000
Total	$1,404,000	$1,602,000

(1)
Audit Fees include fees associated with the annual audit, including the audit of internal control, the reviews of our quarterly reports on Form 10-Q, audits of entities related to our consolidated financial statements and audit services provided in connection with other regulatory or statutory filings in which we have engaged Ernst & Young LLP.

(2)	Tax Fees include fees associated with tax compliance including preparation, review and filing of tax returns and assistance with tax audits and appeals.

(3)	All Other Fees include fees associated with products and services (on-line research tools) provided by Ernst & Young LLP.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of our Independent Registered Public Accounting Firm
Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, all audit services and permissible non-audit services or relationships between our company and our independent registered public accounting firm. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm, and has established a policy concerning the pre-approval of services performed by our independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with maintaining registered public accounting firm independence.
We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2015 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP and affiliated entities. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2015. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.
In connection with the financial statements for the fiscal year ended December 31, 2015, our Audit Committee has been focused on several topics, including:
(i)    overseeing our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent registered public accounting firm and our internal audit department;
(ii)    reviewing and assessing our internal audit, controllership and finance functions;
(iii)    reviewing our risk management efforts, including our insurance and our compliance and cyber-security programs and related investigations;
(iv)    discussing with Ernst & Young LLP and management accounting topics, proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;
(v)    monitoring the processes by which our Chief Executive Officer, Chief Financial Officer and Corporate Controller certify the information contained in our quarterly and annual filings;
(vi)    reviewing and approving our policy regarding the retention of an independent registered public accounting firm and considering and approving such retentions as appropriate;
(vii)    reviewing our approach toward establishing reserves;
(viii)    reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2015, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees”; and

(ix)    receiving and reviewing the written disclosures and the letter from Ernst & Young LLP, as required by the Public Company Accounting Oversight Board, regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP its independence from our company.
As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent public accounting firm to serve for the 2016 fiscal year, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Karen M. Garrison Paul Halpern Robert S. Roath (Chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.
To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2015, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances:

•	James A. Wilhelm had two late filings covering three transactions.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Report of the Compensation Committee” will not be deemed incorporated, unless specifically provided otherwise in that other filing.
THE BOARD OF DIRECTORS
Chicago, March 24, 2016
SP PLUS CORPORATION

APPENDIX A
SP PLUS CORPORATION RECONCILIATIONS
RECONCILIATION OF NET INCOME ATTRIBUTED TO SP PLUS TO ADJUSTED NET INCOME
ATTRIBUTABLE TO SP PLUS AND ADJUSTED NET INCOME PER SHARE
(millions, except for share and per share data, unaudited)

	Year Ended December 31,
	2015	2014
Net income attributable to SP Plus, as reported	$17.4	$23.1
Add: Non-routine structural and other repairs, after tax	2.7	0.8
Add: Restructuring, merger and integration related costs, after tax	5.6	5.0
Add (Subtract): Net income related to asset sales or dispositions	0.6	(2.2)
Add: Costs incurred related to Parkmobile and other contemplated transactions, after tax	0.1	0.5
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	0.4	—
Subtract: Reversal of valuation allowances for deferred tax assets	(4.6)	(10.4)
Adjusted net income attributable to SP Plus	$22.1	$16.8
Net income per share, as reported
Basic	$0.78	$1.05
Diluted	$0.77	$1.03
Adjusted net income per share
Basic	$1.00	$0.76
Diluted	$0.98	$0.75
Weighted average shares outstanding
Basic	22,189,140	22,009,800
Diluted	22,511,759	22,407,343

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SP PLUS TO EBITDA, ADJUSTED EBITDA, AND
COMPANY ADJUSTED EBITDA
(millions, unaudited)

	Year Ended December 31,
	2015	2014
Net income attributable to SP Plus, as reported	17.4	23.1
Add (subtract):
Income tax expense (benefit)	4.8	(0.2)
Interest expense, net	12.5	17.4
Gain on sale of a business	(0.5)	—
Gain on contribution of a business to an unconsolidated entity	—	(4.1)
Equity in losses from investment in unconsolidated entity	1.7	0.3
Depreciation and amortization expense	34.0	30.3
Earnings before interest, taxes, depreciation and amortization (EBITDA)	69.9	66.8
Add: Non-routine structural and other repairs	4.6	1.3
Add: Restructuring, merger and integration costs	7.8	8.5
Add: Merger related minority interest	0.4	—
Add: Parkmobile and other contemplated transaction costs	0.1	0.9
Subtract: EBITDA related to asset sales or dispositions	(0.2)	(0.6)
Adjusted EBITDA	82.5	76.9
Subtract: Other, net	(1.2)
Company Adjusted EBITDA	81.3

SP PLUS CORPORATION
RECONCILIATION OF FREE CASH FLOW
(millions, unaudited)

Year Ended
December 31, 2015
Operating income	$38.8
Depreciation and amortization	34.0
Net accretion of acquired lease contracts	(0.9)
Non-cash stock-based compensation	3.7
Income tax paid, net	(18.1)
Income attributable to noncontrolling interest	(2.9)
Change in operating assets and liabilities	(3.6)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(13.3)
Operating cash flow	$37.8
Cash interest paid	(10.7)
Free cash flow(1)	$27.1
plus: Cash used for non-routine structural and other repairs	9.9
Adjusted free cash flow	$36.9

(1)	Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

Year Ended
December 31, 2015
Net cash provided by operating activities	$43.6
Net cash used in investing activities	(11.8)
Acquisitions and sale of business, net	(1.0)
Distribution to noncontrolling interest	(3.1)
Effect of exchange rate changes on cash and cash equivalents	(0.7)
Free cash flow	$27.1

SP PLUS CORPORATION
RECONCILIATION OF ADJUSTED GROSS PROFIT AND ADJUSTED G&A
(millions, unaudited)

	Year Ended December 31,
	2015	2014
Gross profit
Gross profit, as reported	$170.1	171.3
Add: Non-routine structural and other repairs	4.6	1.3
Add: Gross profit related to asset sales or dispositions	0.1	(1.5)
Adjusted gross profit	174.8	171.2

General and administrative expenses
General and administrative expenses, as reported	$97.3	101.5
Subtract: Restructuring, merger, and integration costs	(7.8)	(8.5)
Add: G&A related to asset sale or dispositions	0.4	(0.8)
Subtract: Parkmobile and other contemplated transaction costs	(0.1)	(0.9)
Adjusted G&A	89.8	91.2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

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SP PLUS CORPORATION

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 20, 2016.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

Please mark your votes like this **X**

1. Election of nine directors to serve until the 2017 annual meeting of SP Plus stockholders, and until the respective successor of each is duly elected and qualified.

   FOR ALL ☐ WITHHOLD AUTHORITY ☐ *EXCEPTIONS ☐

   Nominees:

01 G Marc Baumann	04 Robert S. Roath	07 Jonathan P. Ward
02 Karen M. Garrison	05 Wyman T. Roberts	08 James A. Wilhelm
03 Paul Halpern	06 Douglas R. Waggoner	09 Gordon H. Woodward

   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

   FOR ☐ AGAINST ☐ ABSTAIN ☐

3. To appoint Ernst & Young LLP as independent registered public accounting firm for fiscal year 2016.

   FOR ☐ AGAINST ☐ ABSTAIN ☐

To change your address, please mark this box. ☐

I plan to attend the Annual Meeting. ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________, **2016.**

NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

SP PLUS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON APRIL 21, 2016

The undersigned hereby constitutes and appoints Robert N. Sacks, Executive Vice President, General Counsel and Secretary, and Jerome L. Pate, Vice President and Deputy General Counsel, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois, on April 21, 2016, at 11:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement, both dated March 24, 2016, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

This proxy when properly executed will be voted in the manner directed herein. **If no direction is made, this proxy will be voted "FOR" items 1, 2 and 3. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.**

(Continued, and to be dated and signed, on the reverse side)